EX-99.23.(h)i

ADMINISTRATION AGREEMENT

BETWEEN STOCKCAR STOCKS MUTUAL FUND, INC.

AND

PEAK WEALTH OPPORTUNITIES, LLC

THIS  ADMINISTRATION  AGREEMENT  is  entered  into as of the 15th day of April, 2008,  by  and  between  Stockcar  Stocks  Mutual  Fund,   Inc.  (the Company"),  a  Maryland corporation having its principal office and place  of business at Sugar Creek Professional Center 10225 Ulmerton Road, Suite 3D, Largo, FL  33771, and Peak Wealth Opportunities, LLC  (the "Administrator"), a Delaware company having its principal  office and place of business at Sugar Creek Professional Center 10225 Ulmerton Road, Suite 3D, Largo, FL  33771.

WITNESSETH:

WHEREAS , the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act"), as an open-end diversified management investment company;

WHEREAS , the Company is authorized  to  issue  various series of shares, each of which represents a separate portfolio of investments, and may establish additional series of shares (each series now or hereafter  listed on Schedule A hereto, as such schedule may be amended from time to time, shall be referred to herein as a "Fund"); and

WHEREAS , the  Company  desires to retain the administrator  to  provide administrative  services to the Fund,  and  the  Administrator  is  willing  to provide said services directly or through other entities;

NOW, THEREFORE , in consideration of the mutual promises and covenants contained herein, the parties mutually agree as follows:

1.

EMPLOYMENT; DUTIES OF THE ADMINISTRATOR

1.1    The Company hereby employs the Administrator  as  administrator  of each Fund, and  the  Administrator  agrees to provide the services set forth herein in return for the compensation under Paragraph 2.

1.2    Subject to the supervision and direction  of  the  Board of Directors of the Company  (the "Directors"), the Administrator shall  supervise  the Fund's business  and affairs and shall provide the services required for the effective administration  of  the  Fund  to the extent not otherwise provided  by  employees, agents or contractors of  the  Company.   These services shall  include:  (i) furnishing, without cost to the Fund, such office  space,  equipment,  facilities   and   personnel  as needed  in connection with the Fund's operations, (ii) supervising  the preparation and filing of all documents required for compliance by the Fund with the federal  and  state  securities laws, (iii) monitoring and reporting  on compliance by the Fund  with  its  investment policies and restrictions, (iv) furnishing clerical and bookkeeping  services as needed by the Fund in  connection  with its operation (including  establishing  appropriate expense accruals,  maintaining expense files and coordinating payment of invoices), (v) maintaining  the  books  and records required by the 1940 Act,  (vi)  fund accounting, (vii) assisting  in  the  preparation  and distribution of annual  and  other  reports to shareholders of the Fund,  (viii)  monitoring and reporting on compliance  with  FINRA  rules,  (ix) monitoring  and reporting on compliance with applicable Internal Revenue Code provisions  and regulations,  (x)  supervising the preparation and filing  of  any  federal,  state  and  local income  tax returns,  (xi) preparing  for  meetings  of  the  Directors   and  shareholders,  (xii) permitting  its directors,  officers and employees  to  serve,  without compensation from the Company  or  the Fund, as Directors or officers of the Company, (xiii) overseeing the determination  and publication of the Fund's net asset value per share in accordance with the Fund's policies, and  (xiv)  overseeing  relations with, and the performance  of,  agents engaged  by  the  Company,  such   as  its  transfer  agent,  custodian, independent accountants and legal counsel.

Nothing contained herein shall be deemed to relieve or deprive the Directors of their responsibility for and control of the conduct of the affairs of the Company or the Fund.

1.2   The  administrative  services  provided   hereunder   will  exclude  (i) portfolio custodial services provided by the Company's  custodian,  (ii) transfer agency services provided by the Company's transfer agent, (iii) distribution  services  provided  by  the  distributor  of the Company's shares and  (iv) any administrative services provided by the  Company's investment adviser  pursuant  to its investment advisory agreements with the Company.

1.3   This agreement shall not become effective until such time as Summit Services, LLC is no longer providing services to the Trust.  This date shall be the earliest practical date as Peak Wealth Opportunities, LLC is able to assume responsibility currently provided to the Trust.

2.

ADMINISTRATION FEES

2.1 As compensation for the services rendered and the expenses assumed by the Administrator pursuant to this Agreement, the Fund shall pay the Administrator a fee computed at the annual rate set forth on Schedule A, as such schedule may be amended from time to time.

2.2 The administration fee shall be accrued daily by the Fund and paid to the Administrator at the end of each calendar month. In the case this Agreement becomes effective or terminates with respect to the Fund before the end of any month, the administration fee for that month shall be calculated on the basis of the number of business days during which it is in effect for that month.

3.

EXPENSES

The Fund shall bear all expenses of its operation (including its proportionate share of the general expenses of the Company) not specifically assumed by the Administrator. Expenses borne by the Fund shall include, but are not limited to, (i) organizational and offering expenses of the Fund and expenses incurred in connection with the issuance of shares of the Fund; (ii) fees of the Company's custodian and transfer agent; (iii) expenditures in connection with meetings of shareholders and Directors, other than those called solely to accommodate the Administrator; (iv)  compensation and expenses of Directors who are not interested persons of the Company or the Administrator ("Disinterested Directors"); (v) the costs  of any liability, uncollectible items of deposit and other insurance or fidelity bond; (vi) the cost of preparing, printing, and distributing prospectuses and statements of additional information, any supplements thereto, proxy statements, and reports for existing shareholders; (vii) legal, auditing, and accounting fees; (viii) trade association dues; (ix) filing  fees  and  expenses  of registering and maintaining registration of shares of the Fund under applicable federal and state securities laws; (x) brokerage commissions; (xi) taxes and governmental fees; and (xii) extraordinary and non-recurring expenses.

4.

REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR AND THE

COMPANY

4.1 The Administrator represents and warrants to the Company that:

(a)  It is a corporation duly organized and existing, in good standing, under the laws of the State of Florida.

(b)  It is duly qualified to carry on its business in the State of Florida.

(c)  It is empowered under applicable laws and by its Charter and Operating Agreement to enter into and perform this Agreement.

(d)  All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(e)  It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.2 The Company represents and warrants to the Administrator that:

(a)  It is a corporation duly organized and existing, in good standing, under the laws of the State of Maryland.

(b)  It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

(c)  All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

(d)  A registration statement under the Securities Act of 1933, as amended, and the 1940 Act is currently effective and will remain effective and appropriate securities filings have been made and will continue to be made, with respect to all shares of the Funds being offered for sale.

 5.  CONFIDENTIALITY

Subject to the duty of the Company or the Administrator to comply with applicable law, each party agrees, on its own behalf and on behalf of its employees, agents and contractors, to treat as confidential all information with respect to the other party received pursuant to this Agreement.

 6. DELEGATION OF DUTIES

The Administrator may delegate to a sub-administrator the performance of any or all of its duties hereunder with respect to one or more Funds.  The Administrator shall be responsible to the Company and the Funds for the acts and omissions of any sub-administrator to the same extent as it is for its own acts and omissions. The Administrator shall compensate any sub-administrator retained pursuant to this Agreement out of the fees it receives pursuant to Paragraph 2 above.

 7.   LIABILITY

7.1  The Administrator and its officers, managers or employees shall not be liable for, and each Fund shall indemnify and hold the Administrator harmless from, any and all losses, damages, or expenses resulting from any action taken or omitted to be taken by the Administrator hereunder,  except a loss, damage or expense resulting from willful misfeasance,  bad faith or negligence of the Administrator or that of its officers, managers or employees or the reckless disregard by the Administrator or its officers, directors or employees of obligations and duties hereunder. Nothing herein shall in any way constitute a waiver or limitation of any rights which may exist under any federal securities laws.

7.2  A copy of the Company's Amended and Restated Articles of Incorporation of Company is on file with the Secretary of State of Maryland, and notice is hereby given that this Agreement is executed on behalf of the Directors as Directors and not individually.  The Administrator acknowledges and agrees that the obligations of a Fund hereunder are not binding upon any of the Directors or shareholders of the Fund personally but are binding only upon the assets and property of that Fund and no other.

 8. FUND RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains on behalf of the Company are the property of the Company, will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act, and will be surrendered promptly to the Company upon request.

 9.  ADDITIONAL FUNDS

In the event that the Company establishes one or more series of shares with respect to which it desires to have the Administrator render services under this Agreement, it shall so notify the Administrator in\writing.  If the Administrator agrees in writing to provide said services, such series of shares shall become a Fund hereunder upon execution of a new Schedule A and approved by the Directors.

10.  TERM OF AGREEMENT

 This Agreement, as amended, shall become effective on the date above written and shall continue in effect for two years from such date unless sooner terminated as hereinafter provided. Thereafter, this Agreement shall continue in effect with respect to each Fund from year to year so long as such continuation is approved at least annually for each Fund by the Directors, including a majority of the Disinterested Directors, or by the vote of a majority of the outstanding voting securities of the

 Fund.

11.  TERMINATION

This Agreement may be terminated by either party upon sixty (60) days' prior written notice to the other. Termination of this Agreement with respect to one Fund shall not affect the continued effectiveness of this Agreement with respect to any other Fund.

12.  AMENDMENT

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by the Directors.

13.  ASSIGNMENT

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14.  APPLICABLE LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Ohio, except insofar as the 1940 Act may be controlling.

15.  DEFINITIONS

As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning as set forth in the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

16.  SEVERABILITY

The provisions of this Agreement shall be considered severable and if any provision of this Agreement is deemed to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect any other provision of this Agreement which is valid.

17.  MERGER OF AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

18.  COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF , the parties hereto have caused this Agreement to b duly executed and attested by their duly authorized officers on the day and year first above written.

                                 STOCKCAR STOCKS MUTUAL

                                 FUNDS, INC.

ATTEST :

 By:   /s/ Dave Dube

        Name of Officer – Dave Dube

_________________

         Title of Officer - President

                                 PEAK WEALTH OPPORTUNITIES, LLC

ATTEST :

 By: /s/ Dave Dube

        Name of Officer – Dave Dube

_________________

        Title of Officer - President

ADMINISTRATION AGREEMENT

STOCKCAR STOCKS MUTUAL FUND, INC.

SCHEDULE A

Each Fund shall pay to the Administrator a fee computed at the annual rate as set forth below:

           ANNUAL FEE

                 First $50,000,000

0.40%

                 Next $25,000,000

0.30%

                 In excess of $75,000,000

0.20%